Exhibit 10.2
Confidential

Koch Equity Development LLC 4111 East 37th Street North Wichita, Kansas 67220

STRICTLY PRIVATE AND CONFIDENTIAL

Meredith Corporation
1716 Locust Street
Des Moines, Iowa 50309
Attention: Joe Ceryanec, CFO

November 26, 2017

$650,000,000 Series A Preferred Equity Commitment Letter

Ladies and Gentlemen:
You have advised Koch Equity Development LLC (“Koch” and, together with any Additional Preferred Equity Party (as defined below) that becomes a party to this Commitment Letter (as defined below) pursuant to Section 2, collectively, the “Commitment Parties,” “we” or “us”) that you intend to pursue an acquisition of a company identified to us and code-named “Tribeca”, a Delaware corporation (the “Target”), and to consummate the other transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).
You have further advised us that, in connection therewith, you will obtain the Senior Credit Facilities and will either issue the Senior Notes and/or obtain the Senior Bridge Facilities (as those terms are defined in the commitment letter, dated as of November 26, 2017 delivered by Royal Bank of Canada, RBC Capital Markets, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Barclays Bank PLC, Citigroup Global Markets, Inc., Citibank, N.A., Citicorp USA, Inc. and Citicorp North American, Inc. and/or their affiliates (the “Debt Commitment Letter”) and, together with any indebtedness of the Target and its subsidiaries outstanding after giving effect to the Transactions (as defined below), collectively, the “Senior Debt”), subject solely to the Specified Conditions (as defined in the Debt Commitment Letter).
You have further advised us that, in connection therewith, you will issue the Preferred Equity, Options and Warrants (each as defined in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”)) in exchange for aggregate proceeds of $650,000,000, subject solely to the satisfaction (or waiver by the Commitment Parties) of the Funding Conditions (as defined below), which Preferred Equity, Options and Warrants will have the terms set forth in the Term Sheet and Fee Letter (as defined below).
Capitalized terms used but not defined herein have the meanings assigned to such terms in the Transaction Description, the Term Sheet or the fee letter dated as of the date hereof and delivered herewith with respect to the Preferred Equity, the Options and the Warrants (the “Fee Letter”), as the case may be. This commitment letter, together with the Transaction Description, the Term Sheet and the Summary of Conditions attached hereto as Exhibit C, collectively, constitute this “Commitment Letter”. References to “$”, “USD” or “U.S. dollars” in this Commitment Letter or the Fee Letter are to United States of America dollars.

1.In connection with the foregoing, the Commitment Parties hereby commit to purchase from you, and you hereby commit to sell to the Commitment Parties, the Preferred Equity, the Options and the Warrants in exchange for an aggregate amount of $650,000,000 (the “Commitment”) in cash in immediately available funds, in each case, contemporaneous with the consummation of the Merger (as defined in Exhibit A), in accordance with the terms and conditions set forth in this Commitment Letter and subject solely to the satisfaction (or waiver by the Commitment Parties) of the Funding Conditions; it being understood and agreed that neither the Commitment Parties nor any of their respective affiliates will, under any circumstances, be obligated under this Commitment Letter to (or be obligated to cause any other person or entity to) contribute to, purchase securities from or otherwise provide funds to you (or any other person or entity in respect of the transactions contemplated by the Merger Agreement (as defined in Exhibit A)) in an amount in excess of the Commitment.
2.Koch will be obligated to purchase the full amount of the Commitment upon the terms set forth in this Commitment Letter; provided that, notwithstanding the foregoing, Koch may appoint additional co-preferred securities financing participants providing committed funding of at least $25 million if you so approve in writing, such approval not to be unreasonably withheld (it being agreed that it would be reasonable for the Issuer to withhold consent to a Prohibited Transferee) (“Additional Preferred Equity Parties”) in respect of the Preferred Equity, the Options and/or the Warrants. No other financing providers will be appointed to purchase the Preferred Equity, the Options and/or the Warrants, unless you and the Commitment Parties so agree in writing. Each Additional Preferred Equity Party that becomes a party to this Commitment Letter will be required to execute customary joinder documentation and, upon the execution and delivery by such Additional Preferred Equity Party of such documentation, such Additional Preferred Equity Party will constitute a “Commitment Party” under this Commitment Letter; provided that in no event will the addition of such Additional Preferred Equity Party(ies) reduce the Commitment or otherwise affect the obligations of Koch or the Commitment Parties hereunder and provided that for purposes of Section 12 or any other right or obligation of a Commitment Party to waive, amend, consent, negotiate or agree under this Commitment Letter or the Fee Letter, the delivery to you of a validly executed signature from Koch will bind all Commitment Parties. Notwithstanding anything herein to the contrary, the Commitment Parties have the right, prior to the execution of the Preferred Equity Documentation or the consummation of the transactions contemplated hereby, to assign any portion of the Commitment to one or more of its affiliates (other than, for the avoidance of doubt, any affiliate that is a Prohibited Transferee) and to assign any portion of the Commitment to one or more Additional Preferred Equity Parties that have become Commitment Parties. Upon (and only upon) the actual funding of such assigned portion of the Commitment to you in accordance with this Commitment Letter on the date on which all Funding Conditions have been satisfied (or waived by the Commitment Parties) (the “Closing Date”), the Commitment Parties will have no further obligation to you (or any other person or entity) with respect to such funded assigned portion of the Commitment, and the Commitment Parties acknowledge and agree that, except to the extent otherwise provided herein or agreed to in writing by you, in no event will Koch be relieved of its obligation to purchase the full amount of the Commitment until such amount has been fully funded.
3.This Commitment Letter and the Commitment Parties’ obligations hereunder, including the Commitment, may only be enforced by you and no other person or entity. Notwithstanding anything in this Commitment Letter to the contrary, none of the Target or the Target’s or your creditors or equity holders will have any right to enforce this Commitment Letter.
4.You agree promptly to prepare and provide (and, subject always to the extent provided in the Merger Agreement, to use commercially reasonable efforts to cause the Target and its subsidiaries to provide) to the Commitment Parties all customary information reasonably requested by the Commitment Parties that is reasonably available to you with respect to you, the Target and its subsidiaries, and the

Transactions, including customary financial information and projections (such projections, the “Projections”), as the Commitment Parties may reasonably request in connection with the Preferred Equity, the Options and/or the Warrants and/or that is made available to the Lenders (as such term is defined in the Debt Commitment Letter), including draft and final definitive documentation for the Senior Debt and draft and final definitive copies of the Merger Agreement.
5.You hereby represent that (with respect to information relating to the Target and its subsidiaries, to the best of your knowledge) (a) all written factual information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us by you or any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates provided thereto) and (b) the Projections and other forward looking information that have been or will be made available to us by you or any of your representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to us; it being understood by the Commitment Parties that such Projections and other forward looking information are as to future events and are subject to significant uncertainties and contingencies, many of which are beyond our control, and are not to be viewed as facts and that no assurance can be given that the projected results will be realized and that actual results during the period or periods covered by such Projections or other forward looking information may differ from the projected results, and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to the best of your knowledge with respect to Information and Projections relating to the Target and its subsidiaries) in all material respects under those circumstances, which obligations to supplement the Information and Projections will not in any event terminate prior to the Closing Date, provided that any such supplementation shall cure any breach of such representations. The Commitment Parties will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof, and Koch does not assume responsibility for the accuracy or completeness of the Information or the Projections.
6.As consideration for the Commitment, you will pay to us the fees set forth in the Fee Letter on the terms and subject to the conditions set forth therein. Once paid, such fees will not be refundable under any circumstances except as agreed to between you and the applicable Commitment Party.
7.The Commitment Parties’ obligations to fund the Commitment are subject solely to (a) the execution and delivery of the Preferred Equity Documentation on the terms set forth in the Term Sheet and the Fee Letter, consistent with the Documentation Principles (as defined in the Fee Letter) and subject to the last paragraph of Exhibit C (provided that there will be no conditions (implied or otherwise) under the Preferred Equity Documentation to the funding of the Commitment on the Closing Date, including, without limitation, compliance with the terms of this Commitment Letter, the Fee Letter or the Preferred Equity Documentation, other than those conditions set forth in Exhibit C hereto), and (b) the satisfaction (or waiver by the Commitment Parties) in all material respects of the conditions set forth in Exhibit C (the conditions set forth in foregoing clauses (a) and (b) being referred to in this Commitment Letter collectively as the

“Funding Conditions”). There will be no conditions to closing and funding other than those expressly referred to in this Section 7.
8.You agree to indemnify and hold harmless us and our respective affiliates and controlling persons or entities and the respective officers, directors, managers, employees, agents, members or other direct or indirect equity holders of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, joint or several, of any kind or nature whatsoever to which any such Indemnified Person may become subject to the extent arising out of or in connection with any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to this Commitment Letter, the Fee Letter, the Transactions, the Merger, the Preferred Equity, the Options, the Warrants, the Commitment or any related transactions contemplated hereby for Proceedings that are brought by a person or entity other than a party hereto, and to reimburse each such Indemnified Person promptly upon demand (but no later than 15 days thereafter), together with reasonably detailed back-up documentation, for any reasonable and documented or invoiced out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction to the Indemnified Persons taken as a whole, and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (i) losses, claims, damages, liabilities or related expenses to the extent arising from the gross negligence, bad faith or willful misconduct of such Indemnified Person or its Related Persons (as defined below) or a material breach of the obligations of such Indemnified Person or any of its Related Persons under this Commitment Letter or the Preferred Equity Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (ii) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld or delayed) but if settled with your written consent or if there is a judgment for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 8, or (iii) any Proceeding that does not involve an act or omission of you or the Target or any of your or its affiliates and that is brought by an Indemnified Person against another Indemnified Person. Notwithstanding any other provision of this Commitment Letter, without in any way qualifying your other obligations hereunder (including with respect to indemnity in this Section 8), neither you nor any of your affiliates, employees, advisors or agents nor any Indemnified Person will be liable for (i) any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of you or your controlled affiliates or such Indemnified Person or any of its Related Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) any indirect, special, punitive or consequential damages in connection with your or its activities related to this Commitment Letter, the Fee Letter, the Preferred Equity, the Options, the Warrants, the Transaction (including the Commitment and the use of the proceeds thereof), or with respect to any activities related to the Commitment (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable). For purposes hereof, a “Related Person” of an Indemnified Person means any of such Indemnified Person (including, but not limited to, in its capacity as a Commitment Party) and its affiliates that are involved in or are aware of the financing contemplated by this Commitment Letter and its or their respective partners, trustees, directors, officers, managers, employees, agents, advisors, members, direct or indirect shareholders, controlling persons or entities and other representatives thereof. Notwithstanding the foregoing, each Indemnified Person will be obligated to refund and return any and all amounts paid by you under this Section 8 to such Indemnified Person for any such fees, expenses or damages to the extent such

Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable decision). Notwithstanding anything herein to the contrary, any Indemnified Person will always retain the right to participate in the defense of any Proceeding to which it is a party at its own expense. You will not, without the prior written consent of any Indemnified Person (which consent will not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings, or consent to the entry or enforcement of any judgment, in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement or consent (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing, or a failure to act by or on behalf of any Indemnified Person and (iii) includes customary confidentiality and non-disparagement arrangements, it being agreed that such Indemnified Person may reasonably withhold consent if such settlement does not comply with clauses (i), (ii), and (iii) above. Notwithstanding anything that may be expressed or implied in this Commitment Letter, each of you and your subsidiaries, by your acceptance, directly or indirectly, of the benefits of this Commitment Letter, covenants, agrees and acknowledges that no person or entity other than the undersigned entities will have any obligation hereunder and that no recourse hereunder, under the Merger Agreement or under any documents or instruments delivered in connection herewith or therewith will be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, direct or indirect shareholder, affiliate, representative or assignee (other than a permitted assignee of the Commitment) of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, direct or indirect shareholder, affiliate, controlling person or entity, representative or assignee (other than a permitted assignee of the Commitment but only to the extent of such assignment) of any of the foregoing (each of such persons or entities, an “Indemnified Party”), whether by or through attempted piercing of the corporate veil, or by or through a claim by or on behalf of you or your subsidiaries against any Indemnified Party, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Indemnified Party in connection with this Commitment Letter, the Merger Agreement or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.
9.This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or this Commitment Letter and its terms or substance, or the activities of the Commitment Parties pursuant hereto or to the Fee Letter, will be disclosed, directly or indirectly, to any other person or entity (including lenders, underwriters, placement agents, other investors, advisors or any similar persons) except (a) to your affiliates, officers, agents, directors, employees, partners, members, equity holders, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if we consent in writing to such proposed disclosure (other than with respect to the Fee Letter, such consent not to be unreasonably withheld or delayed), (c) to the extent such information becomes publicly available other than by reason of improper disclosure in violation of any confidentiality obligations owing to us (including those set forth in this Section 9), (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, to the extent permitted by law, you agree to inform us promptly thereof and use commercially reasonable efforts to obtain confidential treatment or a protective order over such disclosure) or (e) to any potential additional Commitment Party (at our written request or direction (including email)); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons, on a confidential and need-to-know basis, (ii) subject to our reasonable opportunity to review the proposed disclosure, you or the Target, as applicable, may disclose this Commitment Letter and the contents hereof (but not the Fee Letter) in connection with any filing in the State of Iowa relating to our corporate charter or in any proxy or other SEC, regulatory or securities exchange filing relating to the Transactions, the confidential information memorandum, any customary Rule 144A offering memorandum for primary or secondary offerings of the debt securities issued pursuant to the Debt Commitment Letter, and any tender or exchange offering memorandum in connection with the transactions contemplated by the Debt Commitment Letter, (iii) you may disclose this Commitment Letter (but not the Fee Letter) to rating agencies in connection with obtaining ratings for you and the Credit Facilities (and any securities issued in lieu thereof) on a confidential and need-to-know basis, (iv) you may disclose this Commitment Letter (but not the Fee Letter) to the banks under the Credit Facilities; (v) you may disclose the aggregate fees contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public or regulatory filing or any prospectus or other offering memorandum and (vi) you may disclose this Commitment Letter and the Fee Letter in connection with the enforcement of your rights hereunder and thereunder. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld or delayed) any reference to us or any of our affiliates in connection with the Commitment, the Preferred Equity, the Options, the Warrants or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release. The provisions of this Section 9 with respect to this Commitment Letter (but not the Fee Letter) shall be superseded by the confidentiality provisions, if applicable, in the Preferred Equity Documentation and shall in any event automatically terminate two years following the date of this Commitment Letter.
10.In the ordinary course of its business, Koch and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you or the Target and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and may at any time hold long and short positions in such securities and financial instruments. Koch or its affiliates may also co-invest with, or make direct investments in, funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof. Although Koch and its affiliates in the course of such other activities and relationships may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, Koch and its affiliates will have no obligation to disclose such information, or the fact that Koch and its affiliates are in possession of such information, to you, the Target or any other person or entity, or to use such information on behalf of you, the Target or any other person or entity.
11.The Commitment Parties and their affiliates are involved in a broad range of transactions and may have economic interests that conflict with those of the Target and you. You agree that the Commitment Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Target, your and their respective shareholders or other equity holders, or your and their respective affiliates. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you and the Target, on the other, (b) in connection therewith and with the process leading to such transaction each of the Commitment Parties is acting solely as a principal and not as agents or fiduciaries of you, the Target, your and their management, shareholders or other equity holders, creditors or any other person or entity, (c) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties or any of their affiliates has advised or is currently advising you or the Target on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (d) you have consulted your own legal tax, accounting, regulatory and financial advisors to the extent you deemed appropriate. Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty or to any person or entity asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders or other equity holders, employees or creditors. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. The Commitment Parties and their respective affiliates do not provide tax, accounting or legal advice.
12.This Commitment Letter and the Commitment and other obligations hereunder (a) will not be assignable by any party hereto (other than (i) as provided in Section 2 or (ii) as provided in the next sentence of this Section 12) without the prior written consent of the other parties hereto and any attempted assignment without such consent will be null and void, (b) are intended to be solely for the benefit of the parties hereto and Indemnified Persons, (c) are not intended to confer any benefits upon, or create any rights (specifically including the right to enforce the Commitment set forth herein) in favor of, any person or entity other than the parties hereto and Indemnified Persons and (d) are not intended to create a fiduciary relationship among the parties hereto. Without limiting the provisions of Section 2, any and all obligations of the Commitment Parties hereunder (including, without limitation, the Commitment) may be performed and any and all rights of any of the Commitment Parties hereunder may be exercised by or through any such Commitment Party’s affiliates; provided that any assignments to an affiliate will not relieve any Commitment Party from any of its obligations hereunder unless and until such affiliate has funded the portion of the Commitment so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif”) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter (i) are the only agreements that have been entered into by the parties hereto with respect to the Commitment and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Commitment and sets forth the entire understanding of the parties hereto with respect thereto.
13.THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.
Notwithstanding the foregoing, interpretation of the provisions of the Merger Agreement (including with respect to satisfaction of the conditions contained therein, whether the Acquisition has been consummated as contemplated by the Merger Agreement, any alleged Company Material Adverse Effect and any determination of whether a Company Material Adverse Effect has occurred (or could reasonably be expected to occur) and whether the representations made by Target in the Merger

Agreement (including any Target Representations) are accurate and whether as a result of any inaccuracy thereof you (or your applicable affiliate) have the right to terminate your (or its) obligations under the Merger Agreement or decline to consummate the Acquisition, in each case, in accordance with the terms thereof) and all issues and questions concerning the construction, validity, interpretation and enforceability of the Merger Agreement and the exhibits and schedules thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law that would result in the application of the law of any other state.
14.EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER.
15.Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting, in each case in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding will be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us, as applicable, at the address set forth above will be effective service of process against such person or entity for any suit, action or proceeding brought in any such court.
16.The Commitment Parties and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you (x) hereunder or (y) in connection with the Merger and the related Transactions, in each case, solely for the purpose of providing the Commitment which is the subject of this Commitment Letter and will treat confidentially all such information and will not publish, disclose or otherwise divulge, such information; provided that nothing herein will prevent the Commitment Parties or their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties or their respective affiliates, to the extent permitted by applicable law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or their respective affiliates (in which case the Commitment Parties or their respective affiliates, to the extent permitted by law, agree to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by any of the Commitment Parties or any of their affiliates or any related parties of the foregoing in violation of any confidentiality obligations owing to you, the Target or any of its subsidiaries (including those set forth in this Section 16), (d) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ or their respective affiliates’ knowledge subject to confidentiality obligations owing to you, the Target or any of your or its respective affiliates, (e) to the extent that such information is independently developed by the Commitment Parties without use of or reliance on such confidential information, (f) to the Commitment

Parties’ affiliates and the Commitment Parties’ and their respective affiliates’ officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree (which agreement may be oral or pursuant to company policy) to be bound by the terms of this Section 16 (or language substantially similar to this Section 16), (g) to rating agencies that are involved in administering or evaluating the investment of the applicable Purchasers in the Preferred Equity, the Options and/or the Warrants, (h) for the purposes of establishing a “due diligence defense” or (i) to the extent you have consented to the proposed disclosure in writing. The Commitment Parties’ obligations under this Section 16 will automatically terminate and be superseded by the confidentiality provisions in the Preferred Equity Documentation upon the effectiveness thereof; provided that, in any event, the provisions of this Section 16 will terminate on the second anniversary of the date hereof. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons or entities, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons or entities. You also acknowledge that none of the Commitment Parties or any of their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons or entities.

17.The compensation, reimbursement, indemnification, absence of fiduciary relationship, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein and the provisions of Section 11 will remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Commitment; provided that your obligations under this Commitment Letter, other than those provisions relating to indemnification, confidentiality and compensation, will automatically terminate and be superseded by the Preferred Equity Documentation upon the funding thereunder.

18.We hereby notify you that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Commitment Party is required to obtain, verify and record information that identifies you and your subsidiaries, which information includes the name, address, tax identification number and other information regarding you and your subsidiaries, that will allow such Commitment Party to identify you and your subsidiaries in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party.

19.Each of the Committed Parties hereby represents and warrants that (i) it has the financial capacity to fulfill its Commitment under this Commitment Letter, and that all funds necessary for the Committed Party to fulfill its Commitment under this Commitment Letter shall be available to the Committed Party for so long as this Commitment Letter shall remain in effect in accordance with Section 20 hereof; (ii) it has the requisite power and authority to enter into and deliver this Commitment Letter and to perform its obligations hereunder; (iii) the execution, delivery and performance of this Commitment Letter by the Committed Party has been duly and validly authorized and approved by all necessary organizational action by it; (iv) this Commitment Letter has been duly and validly executed and delivered by the Committed Party and constitutes the valid and binding agreement of the Committed Party, enforceable against such Committed Party in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights and subject to general principles of equity; and (v) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Commitment Letter by the Committed Party have been obtained or made, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Commitment Letter.

20.The parties agree that irreparable damage would occur if any provision of this Commitment Letter were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Commitment Letter or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to asset that a remedy of monetary damages would provide an adequate remedy.

21.If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on November 26, 2017. The Commitment Parties’ commitments hereunder will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, the Commitment Parties agree to hold the Commitment to purchase the Preferred Equity, Warrants and Options hereunder and the other undertakings in connection therewith effective and available for you until the earliest to occur of (a) after execution of the Merger Agreement and prior to the consummation of the Merger, the valid termination of the Merger Agreement in accordance with its terms prior to closing of the Merger, (b) the consummation of the Merger (and the funding in full of the Commitment pursuant to the terms hereof) and (c) 11:59 p.m., New York City time, on the End Date (as defined in the Merger Agreement and as it may be extended in accordance with the terms of the Merger Agreement) (such date, the “Commitment Termination Date”).

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Merger.
Very truly yours,

KOCH EQUITY DEVELOPMENT LLC

By: /s/ Brett D. Watson

Name: Brett D. Watson
Title: Vice President

[SIGNATURE PAGE TO COMMITMENT LETTER – PREFERRED EQUITY]

Accepted and agreed to as of
the date first above written:

MEREDITH CORPORATION

By: /s/ Joseph Ceryanec

Name: Joseph Ceryanec
Title: Chief Financial Officer

[SIGNATURE PAGE TO COMMITMENT LETTER – PREFERRED EQUITY]

EXHIBIT A

Transaction Description
Capitalized terms used but not defined in this Exhibit A will have the meanings set forth in this Commitment Letter or the Fee Letter, as applicable; provided that, if not so defined, capitalized terms used but not defined in this Exhibit A will have the meanings set forth in the Debt Commitment Letter.
It is intended that:
1.You will form a direct or indirect wholly-owned subsidiary (“Merger Sub”) organized in Delaware.

2.You and Merger Sub will enter into an agreement and plan of merger (including all annexes, exhibits and schedules thereto, the “Merger Agreement”) with the Target. Pursuant to the Merger Agreement, you will acquire all of the outstanding equity of Target on the Closing Date by way of a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock of Target and, following the acceptance for payment of such shares pursuant to the Offer, Merger Sub will be merged with and into the Target, with the Target surviving such merger as your direct or indirect wholly-owned subsidiary (the “Merger” and the Offer, the Merger and the other transactions contemplated by the Merger Agreement, the “Acquisition”).

3.Contemporaneous with the consummation of the Merger, you will issue the Preferred Equity, the Options and the Warrants to the Commitment Parties.

4.You and your subsidiaries:

(i) will obtain up to $1.8 billion in term loan borrowings under the Senior Credit Facilities;
(ii) will obtain up to $350 million of revolving credit under the Senior Credit Facilities ($75 million of which credit facility shall be available to be utilized to finance the Acquisition); and
(ii) will either issue up to $1.4 billion in gross cash proceeds from the issuance of senior notes in a Rule 144A or other private placement (the “Senior Notes”) and/or borrow up to $1.4 billion of senior bridge loans under a senior bridge facility (the “Senior Bridge Facility” and, together with the Senior Credit Facilities, the “Credit Facilities”) less the gross cash proceeds from any issuance of the Senior Notes.
5.In connection with the consummation of the Transactions, all outstanding third party debt for borrowed money of each of you and the Target and your and its subsidiaries will be repaid, redeemed, defeased, discharged, refinanced, replaced or terminated other than (i) indebtedness permitted to remain outstanding under the Credit Facilities, (ii) indebtedness permitted to be incurred under the Credit Facilities prior to, and permitted to remain outstanding on, the closing date of the Merger and (iii) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit and surety bonds or permitted under the Credit Facilities.

The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions.”

A-1

EXHIBIT B

Project Gotham
$650,000,000
Series A Preferred
Summary of Principal Terms and Conditions
Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter or, if not defined therein, as defined in the Fee Letter.
(a)

1.	Parties	Meredith Corporation (NYSE: MDP) (the “Issuer”) An affiliate of Koch Equity Development LLC (the “Purchaser” and, together with the Issuer, the “Parties”)
2.	Contemplated Transactions
Subject to the terms and conditions set forth in this Term Sheet and on the terms and subject to the conditions set forth in the Commitment Letter, at the closing of the transactions contemplated hereby (the “Transactions” and such closing, the “Closing”):

(a)    the Purchaser will purchase from the Issuer 650,000 shares of Series A Preferred Stock (the “Preferred Equity”) having an aggregate Stated Value of $650 million as of the Closing in exchange for an amount equal to: (i) $650 million (the “Investment Amount”); less (ii) the Warrant Purchase Price; less (iii) the Option Purchase Price; less (iv) the Structuring Fee (such net consideration, the “Preferred Equity Consideration”);

(b)    the Purchaser will purchase from Issuer detachable warrants (the “Warrants”) to purchase up to 1,625,000 shares of the Issuer’s Class A common stock (“Class A Common Stock”) in exchange for an aggregate amount equal to $[●][1] (the “Warrant Purchase Price”);

(c)    the Issuer will issue to the Purchaser options (the “Options”) to purchase up to 875,000 shares of Class A Common Stock for an exercise price per share equal to $70.50 in exchange for an aggregate amount equal to $[●] (the “Option Purchase Price”); and

(d)    the proceeds of the issuance of the Preferred Equity, the Warrants and the Options would be used to consummate the Issuer’s acquisition of Time Inc.

3.	Preferred Equity Terms
(a)
Stated Value. The stated value per share of the Preferred Equity will, as of the date of the Closing (the “Closing Date”), equal $1,000 (the “Stated Value”). The “Accrued Stated Value” will be an amount equal to: (i) the Stated Value; plus (ii) any accrued and unpaid Dividends (including, for greater certainty, any Dividends accumulated since the most recent calendar quarter end).

(b)
Ranking. The Preferred Equity, with respect to dividend rights and rights upon Issuer’s liquidation, winding up or dissolution, will rank senior to any other class or series of equity of Issuer.

(c)
Maturity. The Preferred Equity will be perpetual, subject to the redemption rights set forth in Section 4 and Section 5 below.

1 Note to Draft: Warrant purchase price to equal pro rata portion of market cap as of close based on aggregate number of shares exercisable under the Warrant (subject to Issuer’s confirmation of accounting treatment).

EXHIBIT B

(d) Dividends.

(i)    The Preferred Equity will accrue an annual dividend (“Dividends”) (A) to the extent paid in cash, in an amount equal to the Cash Dividend Annual Rate (as set forth in the table below), multiplied by the Stated Value (such amounts, the “Cash Dividends”) or (B) if the Issuer does not declare and pay in full the Cash Dividends for any period, as of the end of such period, in kind by issuing a number of shares of Preferred Equity equal to (1) the Accrued Dividend Annual Rate (as set forth in the table below), multiplied by the aggregate Stated Value for all outstanding shares of Preferred Equity, divided by (2) $1,000. For the avoidance of doubt, Dividends with respect to any quarter may only be paid all in cash or all in shares of Preferred Equity; Dividends for any quarter may not be paid in a combination of cash and shares. The Cash Dividend Annual Rate and the Accrued Dividend Annual Rate shall be increased by the Default Spread upon, and during the continuation of, a Material Event of Default (to be defined), and are subject to the terms of the Fee Letter.

Year	Cash Dividend Annual Rate	Accrued Dividend Annual Rate
Years 1 through 3	8.5%	9.0%
Year 4	LIBOR plus 850 bps	LIBOR plus 900 bps
Year 5	LIBOR plus 950 bps	LIBOR plus 1000 bps
Year 6 through redemption	LIBOR plus 1050 bps	LIBOR plus 1100 bps

(ii)    Dividends will accumulate and accrue daily, calculated on a 360-day basis. Dividends will be paid quarterly, either in kind (by issuance of additional Preferred) (“PIK Dividend Shares”) or in cash (at the election of Issuer). To the extent Dividends are not paid in cash, they will be paid in kind and Issuer will issue additional shares of Preferred Equity no later than the close of the calendar quarter in which such Dividends are to be paid and will cause Issuer’s records to be updated to reflect such additional shares of Preferred Equity. For the avoidance of doubt, for purposes of calculating Dividends for any quarter, the Stated Value will include the Stated Value of all outstanding shares of Preferred Equity, including all PIK Dividend Shares for all prior quarters, whether or not actually issued as of the date of such calculation. At least five business days prior to Issuer’s Board declaring any Dividend or considering the redemption of any Preferred Equity, Issuer will provide notice to Purchaser of the amount and date of such potential Dividend or redemption.

EXHIBIT B

(e) Transferability. The Preferred Equity will be freely transferable; provided that (i) the Issuer will have the right to approve any proposed transferee (other than an affiliate of the Purchaser that is not engaged primarily in television broadcasting or print or digital media publishing (in either case, so long as Issuer is engaged in such activities)), such approval not to be unreasonably withheld (it being agreed that it would be reasonable for the Issuer to withhold consent to a proposed transfer to an activist hedge fund or competitor of the Issuer), (ii) Purchaser will at all times maintain ownership of at least a majority of the outstanding Preferred Equity, (iii) the Information/Board Observer/Additional Information Rights and Protective Provisions are personal to Purchaser and may not be transferred (provided that Purchaser may provide such information received from the Company to transferees of the Preferred Equity that have entered into customary confidentiality restrictions with the Issuer), and (iv) any transfer will comply with applicable securities laws. The Issuer will cooperate with the holders of Preferred Equity in connection with any such transfer, including providing reasonable and customary information (y) in connection with any such holder’s marketing efforts or any such potential transferee’s due diligence; or (z) in order to comply with applicable securities laws.

(f) Unlisted. The Preferred Equity would not be registered.
4.	Optional Redemption
(a)    The Preferred Equity would be non-callable during the first three years after the Closing Date; provided that the Issuer may, at its option, subject to the terms of the Fee Letter and this Term Sheet, redeem all or any portion of the Series A Preferred in cash during such three-year period, if it shall have first declared and paid a Dividend equal to a make-whole amount with a discount rate based on U.S. Treasury notes with a maturity closest to the date that is three years after the Closing Date plus 50 basis points.
(b)    From and after the third anniversary of the Closing Date, the Issuer may redeem all or any portion of the Series A Preferred in cash for an amount equal to (i) the Call Premium, plus (ii) the Accrued Stated Value of the Series A Preferred as of the redemption date.
(c)    “Call Premium” means an amount equal to the difference of (a) (i) the Accrued Stated Value of the Series A Preferred as of the redemption date, multiplied by (ii) (A) if such redemption occurs during the fourth or fifth year after Closing, 106%, (B) if such redemption occurs during the sixth year after Closing, 103%, and (C) if such redemption occurs after the sixth year after Closing, 100%, minus (b) the Accrued Stated Value as of the redemption date.
(d)    Prior to any resolution of the Issuer’s board of directors to redeem any of the Preferred Equity in accordance with this Section 4 or any redemption in accordance with Section 5, the Issuer will declare as a dividend and pay in cash an amount, if any, equal to the Accrued Stated Value as of the redemption date, minus the Stated Value.
(e)    In connection with any partial redemption under this Section 4, the Issuer may not redeem Preferred Equity in an amount less than $50 million of the Accrued Stated Value of the Preferred Equity nor effect any redemption resulting in less than $100 million of the Accrued Stated Value of the Preferred Equity remaining outstanding.

EXHIBIT B

5.	Liquidation / Change in Control
In the event of (a) any liquidation, dissolution or winding up of the Issuer or any Material Subsidiary (to be defined) (whether voluntary or involuntary), (b) the voluntary or involuntary bankruptcy of the Issuer or any Material Subsidiary, (c) the acceleration of the Credit Facilities or Notes or (d) the occurrence of a “Change in Control”, the holders of the Preferred Equity will, upon occurrence of such event, immediately and without further action, be entitled to receive, for each share of the Preferred Equity, prior and in preference to the holders of any class of Issuer’s common stock (“Common Equity”) or other series of equity securities of the Issuer, a dividend declared and paid in accordance with Section 4 (if applicable) and the redemption price calculated in accordance with Section 4 (including the make-whole amount with respect thereto, if any). “Change in Control” means (i) a “Change in Control” or “Change of Control,” as applicable, as defined in the definitive documentation for the Credit Facilities and any Senior Notes (as those terms are defined in the Transaction Description) (the “Credit Facilities or Notes”), (ii) any transaction or event, or series of related transactions or events, resulting in the Issuer no longer being listed on the NYSE or NASDAQ exchanges, or (iii) the sale or disposition of all or substantially all of the assets of the Issuer, whether directly or indirectly through the sale of assets of its subsidiaries.

6.	Conversion Right
From and after the seventh anniversary of the Closing Date, by notice to the Issuer, the holders of the Preferred Equity may elect to convert some or all of the Preferred Equity into Class A Common Stock (based on the 30-day trailing volume weighted average price of Class A Common Stock and such Accrued Stated Value) by providing notice of such election to convert to the Issuer. Up to 50% (such amount, at the Purchaser’s election) of such Class A Common Stock so issued will be issued without restrictions on voting (or otherwise) and the remainder of such Class A Common Stock so issued will be subject to contractual voting limitations until transferred to an unaffiliated third party. Such shares will be freely transferable and issued within five business days after notice of conversion is provided to the Issuer.

7.	Detachable Warrants
(a)    Generally. Issuer will issue to Purchaser fully vested, detachable Warrants for the purchase of 1,625,000 shares of Class A Common Stock (subject to customary anti-dilution protections).
(b)    Participation. The Warrants will participate on an as-converted basis with respect to any dividends or other distributions on account of Class A Common Stock, as adjusted for equity splits.
(c)    Exercise and Term. Subject to the terms of the Fee Letter, the Warrants will be exercisable at any time prior to the tenth anniversary of the Closing Date at the discretion of the holder thereof, for an exercise price per share equal to $1.00. If the Warrants have not been exercised by the tenth anniversary of the Closing Date, they would be automatically exercised.
(d)    Transferability. The Warrants will be freely transferable (subject to the same provisos set forth in Section 3(e) above); provided that any transfer will require that the transferee agree to the redemption rights applicable to such Warrants (so long as such rights remain in place). The Issuer will cooperate with the holders of Warrants or Common Equity issued upon exercise thereof in connection with any such transfer, including providing reasonable and customary information: (y) in connection with any such holder’s marketing efforts or any such potential transferee’s due diligence; or (z) in order to comply with applicable securities laws.

EXHIBIT B

8.	Options
(a)    Generally. Issuer will issue to Purchaser fully vested, detachable Options for the purchase of 875,000 shares of Class A Common Stock (subject to anti-dilution protections). The Class A Common Stock issued upon exercise of the Options will be freely transferable.
(b)    Participation. The Options will not participate with respect to any dividends or other distributions on account of Class A Common Stock until exercised.
(c)    Exercise and Term. The Options will be exercisable at any time prior to the fifth anniversary of the Closing Date.
(d)    Transferability. The Options will be freely transferable.

9.	Information / Board Observer Rights
On a quarterly basis, Issuer’s senior management will meet with the Purchaser to discuss then current business, financial and strategic matters relating to the Issuer and share the same materials that are being shared with the Issuer’s Board of Directors for such quarter, subject to applicable non-disclosure and other obligations. In the event that the Issuer issues PIK Dividend Shares, the Purchaser will be provided the right to designate one observer to observe Issuer’s board meetings, subject to applicable non-disclosure and other obligations, until such time as the Issuer redeems all PIK Dividend Shares in accordance with Section 4. If the Purchaser becomes entitled to designate a board observer, the Issuer will reimburse such observer for all reasonable travel and other reasonable and documented out-of-pocket expenses related to its role as a board observer and relating to the performance of its duties to the Issuer.

10.	Protective Provisions	The prior written consent of the Purchaser would be required for the Issuer or any of its subsidiaries to take the actions set forth on Annex I hereto (the “Protective Provisions”).
11.	Restricted Payments
(a) While any Preferred Equity remains outstanding, except for Permissible Payments and Permitted Affiliate Transactions, (i) no payments or other transfers of assets or value may be made (whether directly or indirectly) by or on behalf of Issuer or any of its subsidiaries, on the one hand, to any equity holder of the Issuer or any of their affiliates (excluding the payment of dividends to holders of, or redemption of, Preferred as set forth in this Term Sheet), on the other hand and (ii) no dividends or other distributions (whether in cash or in specie) or returns of capital may be declared, made or paid on the Common Equity or other common equity or any other equity or fixed or preferred return securities of the Issuer or any of its subsidiaries, other than (A) in respect of the Preferred Equity, or (B) to the Issuer or any direct or indirect subsidiary of the Issuer.
(b) Except for Permissible Payments and Permitted Affiliate Transactions, all dividends and other distributions (whether in cash or in specie) and returns of capital to be declared, made or paid by Issuer, will first be used, to the extent necessary, to redeem the Preferred Equity, until redeemed in full.

EXHIBIT B

Annex I

Without the prior written consent of the Purchaser, the Issuer will not (and will cause its subsidiaries not to):

(a)
pay any cash dividends or make other distributions (whether in cash or in kind) on the Issuer’s common stock or any other equity interests of the Issuer or any of its subsidiaries (except as expressly permitted pursuant to Section 11);

(b)	liquidate, dissolve or wind-up the business and affairs of the Issuer or any Material Subsidiary;

(c)	take any voluntary acts of bankruptcy or fail to defend involuntary acts of bankruptcy of the Issuer or any Material Subsidiary;

(d)
amend, alter or repeal any provision of the governing documents of the Issuer or any of its subsidiaries that would adversely affect any of the rights, preferences or privileges of the Preferred Equity;

(e)
purchase, repurchase or redeem any of the Issuer’s stock (other than pursuant to equity incentive agreements approved by the Purchaser and other than as expressly permitted pursuant to Section 11 or any other equity interests of the Issuer or any of its subsidiaries (other than redemptions of the Preferred Equity in accordance with Sections 4 and 5);

(f)
issue any new, reclassify any existing equity interests into, or issue to any person (other than an entity that is a wholly-owned subsidiary of the Issuer) any equity interests convertible into, or equity interests of, any subsidiary of the Issuer if the proceeds from such issuance would be distributed to the shareholders of the Issuer other than as otherwise permitted in accordance with Sections 4 and 5;

(g)	issue any new, reclassify any existing equity interests into, or issue any equity interests convertible into, equity interests of the Issuer senior or pari passu to the Preferred Equity;

(h)
enter into any transaction with any affiliate of the Issuer or its subsidiaries or any equity holder of the Issuer (other than any transaction that is on an arm’s length basis or on terms more favorable to the Issuer or such subsidiary than terms it would receive in an arm’s length transaction);

(i)	enter into any transaction which results in a Change in Control, unless upon consummation of such transaction the Preferred Equity is redeemed in full in accordance with Section 5;

(j)
incur indebtedness, other obligations or capital leases, or liens in order to secure any such indebtedness, other obligations or capital leases, in each case, except for (i) such obligations existing on the Closing Date, (ii) obligations incurred to refinance obligations existing on the Closing Date so long as such refinancing is (A) scheduled to mature no earlier than the obligations being refinanced and (B) is in an aggregate principal amount that either (1) is equal to or less than the aggregate principal amount of then outstanding obligations being refinanced (including fees and expenses related thereto) or (2) satisfies the Maximum Fixed Obligations Ratio, (iii) capital leases or other trade payables arising in the ordinary course of business, (iv) such obligations, the proceeds of which are used solely to redeem (in whole) the Preferred Equity, or (v) any borrowings made or indebtedness incurred from time to time after the closing date under the revolving credit facility available under the senior credit facility, or refinancing indebtedness with respect thereto;

(k)	change the Issuer’s tax status as a C-corporation;

(l)
materially change the general nature of the Issuer’s and its subsidiaries’ principal businesses, taken as a whole, as of the Closing Date, or any business substantially related or incidental thereto or related or incidental to the businesses of media, marketing and brand licensing generally (it being

EXHIBIT B

understood that this covenant shall not restrict the Issuer or its subsidiaries from divesting a current business if it remains in one or more of the other primary businesses of the Issuer or its subsidiaries);

(m)	fail to maintain the Issuer’s Executive Stock Ownership Program or a similarly-designed program, or materially decrease management hold requirements thereunder; or

(n)	agree or consent to any of the foregoing.

EXHIBIT C

Summary of Conditions
Capitalized terms used but not defined in this Exhibit C will have the meanings set forth in this Commitment Letter or the Fee Letter, as applicable; provided that, if not so defined, capitalized terms used but not defined in this Exhibit C will have the meanings set forth in the Debt Commitment Letter. Except as otherwise set forth below, the Commitment Parties’ obligations to fund the Commitment are subject to the following additional conditions precedent which will be (a) satisfied (or waived by the Commitment Parties) prior to or substantially concurrent with the other Transactions and (b) subject to the last paragraph of this Exhibit C.
1.The Commitment Termination Date shall not have passed.
2.You shall have executed and delivered to the Commitment Parties definitive documentation that will contain the terms set forth in the Term Sheet and the Fee Letter, including in respect of the Options and the Warrants (such definitive documentation, the “Preferred Equity Documentation”) and the following closing deliverables in form and substance consistent with this Commitment Letter and the Fee Letter (including the Documentation Principles): (a) customary closing certificates (limited to (i) a certificate from the chief financial officer (or other officer with reasonably equivalent duties) of you in the form attached hereto as Annex I to this Exhibit C with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); (ii) evidence of authority; (iii) charter documents; (iv) good standing certificate; (v) customary funding notices; (vi) customary officers’ incumbency certificate; and (vii) a customary officer’s closing certificate), and (b) customary legal opinions with respect to the Preferred Equity.
3.The Merger shall be consummated simultaneously or substantially concurrent with the initial borrowing under the Credit Facilities and the issuance of any Senior Notes and the funding of the Preferred Equity on the terms described in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof by you that is materially adverse to the interests of the Commitment Parties (in their capacities as such) unless it is approved by the Commitment Parties (which approval shall not be unreasonably withheld, conditioned or delayed). For purposes of the foregoing condition, it is hereby understood and agreed that (a) any change to the definition of “Company Material Adverse Effect” contained in the Merger Agreement shall be deemed to be materially adverse to the interests of the Commitment Parties, (b) any reduction in the purchase price consideration shall be deemed not to be materially adverse to the interests of the Commitment Parties so long as such reduction is applied to reduce the Credit Facilities and the Commitment ratably in accordance with Section 3 of the Fee Letter, and (c) any modification, amendment or express waiver or consents by you that results in an increase in the purchase price shall be deemed to not be materially adverse to the interests of the Commitment Parties so long as any such increase in the purchase price is not funded with additional indebtedness (excluding any Senior Notes and the Credit Facilities) or additional Preferred Equity or other preferred equity.
4.The Preferred Equity, the Options and the Warrants shall have been issued (or substantially simultaneously or concurrently with the initial borrowing under the Credit Facilities and the issuance of any Senior Notes).
5.Since the date of the Merger Agreement no Company Material Adverse Effect (as defined in the Merger Agreement) shall have occurred.
6.On the Closing Date, after giving effect to the Transactions to be effected thereon, neither you nor any of your subsidiaries, or the Target and its subsidiaries, shall have any third party debt for borrowed money other than (i) the Credit Facilities and any Senior Notes, (ii) other indebtedness permitted to remain outstanding under the Credit Facilities and any Senior Notes, (iii) indebtedness permitted to be incurred under the Credit Facilities and any Senior Notes prior to, and permitted to remain outstanding on, the closing date of the Merger and (iii) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit and surety bonds or permitted under the Credit Facilities and any Senior Notes.
7.All fees and expenses required to be paid on the Closing Date pursuant to this Commitment Letter and the Fee Letter shall, upon the funding of the Commitment, have been paid, in the case of expenses, to the extent a reasonably detailed invoice has been delivered to you at least two business days prior to the Closing Date (provided that the foregoing amounts may, at your option, be offset against the proceeds of the Commitment funded on the Closing Date).
8.Simultaneously or substantially concurrent with the closing of the Merger, all liens with respect to any indebtedness (other than indebtedness described in paragraph 8) of you and your subsidiaries, and of the Target and its subsidiaries, shall have been discharged and released or otherwise permitted to remain outstanding under the Credit Facilities and any Senior Notes.
9.The issuance of the applicable Senior Debt under the Debt Commitment Letter contemplated to be issued on the Closing Date shall have been, or substantially concurrently with the funding of the Commitment shall be, consummated on substantially the same terms as set forth in the Debt Commitment Letter (including any market flex provisions applicable thereto) without giving effect to any modifications or amendments thereto that are materially adverse to the Commitment Parties without the approval of the Commitment Parties (which approval shall not be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any modifications or amendments made pursuant to any market flex provisions and (b) any modifications or changes that do not adversely affect the rights of the Commitment Parties relative to their respective rights expressly set forth in this Commitment Letter, in the case of clauses (a) and (b), shall not be deemed to be materially adverse to the Commitment Parties).
10.The Commitment Parties shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (at least three business days prior to the Closing Date, in each case to the extent requested of you at least 10 business days prior to the Closing Date).
11.The Specified Representations and the Target Representations shall be true and correct in all material respects as of the Closing Date.
Notwithstanding anything in this Commitment Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations the making of which is a condition to the Commitment Parties’ obligations on the Closing Date are (i) such of the representations made by or with respect to the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Commitment Parties (in their capacities as such) (but only to the extent that you and/or any of your affiliates have the right (taking into account any applicable cure provisions) to terminate your or their obligations (or decline to consummate the transactions) under the Merger Agreement (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Merger Agreement) (the “Target Representations”) and (ii) the Specified Representations (as defined below) made by you in the Preferred Equity Documentation, and (b) the terms of the Preferred Equity Documentation shall be such that they do not impair the funding of the Commitment on the Closing Date if the conditions set forth in this Exhibit C and in Section 7 of this Commitment Letter are satisfied (or waived by the Commitment Parties). “Specified Representations” means the representations of you in the Preferred Equity Documentation relating to incorporation; corporate power and authority to enter into the Preferred Equity Documentation; good standing; due authorization and execution of the Preferred Equity Documentation; no conflict of the Preferred Equity Documentation (limited to the execution, delivery and performance of the Preferred Equity Documentation) with organizational documents; delivery and enforceability of the Preferred Equity Documentation; Closing Date solvency on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with the solvency certificate set forth in Annex I to Exhibit C to this Commitment Letter); Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act; FCPA; OFAC or laws against sanctioned persons; sufficient duly authorized preferred securities to issue the Preferred Equity and shares of common stock to satisfy the exercise of the Options and the Warrants; your capitalization (which will include a representation that the Preferred Equity has been, and the shares of common stock underlying the Options and the Warrants will be, upon exercise and payment of the exercise price have been, validly issued, fully paid and non-assessable); no conflict with the Senior Debt (subject to the terms thereof); and the Preferred Equity ranking senior in right of dividends and payment on liquidation to any other class or series of your equity as provided in the Preferred Equity Documentation.

ANNEX I TO EXHIBIT C

FORM OF
SOLVENCY CERTIFICATE

[DATE]

I, the undersigned [chief financial officer] of Meredith Corporation, a corporation organized under the laws of Iowa (“Issuer”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
1.    This certificate is furnished to the Purchaser pursuant to Section [●] of the Securities Purchase Agreement, dated as of [●], 2017, among Issuer and the Purchaser (the “Purchase Agreement”), pursuant to which Issuer sells certain securities described therein (the “Securities”) to the Purchaser. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Purchase Agreement.
2.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of Issuer and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)    “Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of Issuer and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c)    “Stated Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Issuer and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Purchase Agreement, the sale of the Securities and the use of proceeds of such sale on the date hereof), determined in accordance with GAAP consistently applied.
(d)    “Identified Contingent Liabilities”
The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Issuer and its subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Purchase Agreement, the sale of the Securities and the use of proceeds of such sale on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities

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to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Issuer.
(e)    “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”
For the period from the date hereof through the first date on which none of the Securities remain outstanding, Issuer and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Issuer and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
(f)    “Do not have Unreasonably Small Capital”
Issuer and its subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the first date on which none of the Securities remain outstanding. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by Issuer and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
3.    For purposes of this certificate, I, or officers of Issuer under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a)    I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [●] of the Purchase Agreement.
(b)    I have knowledge of and have reviewed to my satisfaction the Purchase Agreement.
(c)    As chief financial officer of Issuer, I am familiar with the financial condition of Issuer and its subsidiaries.
4.    Based on and subject to the foregoing, I hereby certify on behalf of Issuer that after giving effect to the consummation of the Transactions (including the execution and delivery of the Purchase Agreement, the sale of the Securities and the use of proceeds of such sale on the date hereof), it is my opinion that (i) the Fair Value of the assets of Issuer and its subsidiaries taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities, (ii) the Present Fair Salable Value of the assets of Issuer and its subsidiaries taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities; (iii) Issuer and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) Issuer and its subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.
* * *

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IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as [chief financial officer] of Issuer, on behalf of Issuer, and not individually, as of the date first stated above.

MEREDITH CORPORATION
By:

Name: Title: [Chief Financial Officer]

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